Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2013, relating to the consolidated financial statements of Demandware, Inc. appearing in the Annual Report on Form 10-K of Demandware, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 30, 2013